EXHIBITS

Exhibit Number 12.1

GREAT WESTERN BANCORPORATION, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

	Year Ended June 30, 2004		Year Ended June 30, 2003		Year Ended June 30, 2002		Year Ended June 30, 2001		Year Ended June 30, 2000
Income before income taxes and minority interest in net income of subsidiaries	39,996		26,388		21,246		14,862		13,988
Add:
Interest expense, including interest on deposits	42,063		48,205		60,181		51,825		31,515

Income as adjusted	82,059		74,593		81,427		66,687		45,503

Preferred dividend requirements	676		721		900		152		152
Ratio of income before provision for income taxes to income before minority interest	154%		159%		153%		150%		147%

Preferred dividend factor on pretax basis	1,043		1,150		1,380		227		223
Fixed charges
Interest expense, including interest on deposits	42,063		48,205		60,181		51,825		31,515

Fixed charges and preferred dividends	43,106		49,355		61,561		52,052		31,738

Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	1.90	x	1.51	x	1.32	x	1.28	x	1.43	x

Income before income taxes and minority interest in net income of subsidiaries	39,996		26,388		21,246		14,862		13,988
Add:
Interest expense, including interest on deposits	13,035		12,412		13,561		9,520		5,699

Income as adjusted	53,031		38,800		34,807		24,382		19,687

Preferred dividend requirements	676		721		900		152		152
Ratio of income before provision for income taxes to income before minority interest	154%		159%		153%		150%		147%

Preferred dividend factor on pretax basis	1,043		1,150		1,380		227		223
Fixed charges
Interest expense, excluding interest on deposits	13,035		12,412		13,561		9,520		5,699

Fixed charges and preferred dividends	14,078		13,562		14,941		9,747		5,922
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	3.77	x	2.86	x	2.33	x	2.50	x	3.32	x

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